EXHIBIT 99.1

May 27, 2009	Company Press Release	Flowers Foods (NYSE: FLO)
FLOWERS FOODS ANNOUNCES FIRST QUARTER RESULTS
THOMASVILLE, GA—Flowers Foods, Inc. (NYSE: FLO), today reported sales and earnings for its 16-week first quarter ended April 25, 2009. In summary, Flowers Foods:
•	Increased first quarter sales 19.3%.

•	Improved net income attributable to Flowers Foods by 4.5% over last year’s first quarter.

•	Delivered diluted earnings per share of $.40 for the quarter.

•	Achieved 1.5% unit volume increase in its direct-store-delivery (DSD) segment, excluding acquisitions and new western markets.

•	Achieved branded retail sales increase of 14.8% over last year’s quarter.

•	Generated net cash from operating activities of $58.3 million.
     “We are pleased with the results this quarter. Our team delivered sales growth in excess of 19% and earnings in line with our expectation in spite of headwinds from the economy and competitive pressures,” commented George E. Deese, chairman, chief executive officer, and president. “We are particularly pleased with the results considering we faced continued challenges in the quarter from higher input costs compared to the same time frame last year. Our branded retail sales grew 14.8% in the quarter, evidence that Flowers’ brands are performing well in recessionary conditions and a testament to our product quality, brand strength, and execution in the marketplace.
“We remain focused on the bakery segment and we continue to see opportunities for growth. Consumers are eating more at home due to the economy, which translates into more purchases in the bread aisle. Although other food categories in the supermarket are experiencing growth in private label, IRI* reports that private label share in the fresh packaged bread category grew less than one percentage point in the trailing 12 months. The strength of Nature’s Own and our other brands allows us to increase our promotional activity, and we will continue to do so to protect and grow our market share and our brand presence,” Deese said. “To help offset promotional activities, we are reducing our cost through improved efficiencies and we also will benefit from improved input costs in the second half of the year. We remain confident in our strategy of growing our core markets, expanding into new markets and strengthening the company through strategic acquisitions.”

First Quarter 2009 Results
For the 16-week first quarter of 2009, sales increased 19.3% to $807.0 million over the $676.7 million reported for last year’s 16-week first quarter. Net income attributable to Flowers Foods for the quarter was $37.4 million, or $.40 per diluted share, an increase of 4.5% over the $35.8 million, or $.39 per diluted share, reported for the first quarter of fiscal 2008.
The sales increase of 19.3% was achieved through favorable pricing/mix of 6.8%, a volume increase of 0.5%, and a 12.0% contribution from acquisitions. Volume increases on the retail side of the business were partially offset by volume decreases in non-retail business. During the quarter, the company’s DSD sales grew at 20.7% through favorable pricing/mix of 4.6%, a unit volume increase of 1.5%, and a 14.6% contribution from acquisitions. Sales through warehouse delivery increased 13.0%, reflecting positive pricing/mix of 14.9%, partially offset by a volume decrease of 1.9%. The volume decrease in the warehouse segment was primarily attributable to a planned decrease in contract manufacturing,
Gross margin as a percentage of sales for the quarter was 46.8% of sales compared to 48.3% over the prior year’s first quarter. The decrease in margin was due primarily to an increase in ingredient costs. Start-up costs associated with the company’s new bakery in Bardstown, Ky., also impacted gross margin in the quarter. These items were partially offset by pricing gains, lower labor costs as a percent of sales, and improved manufacturing efficiencies resulting from continued strategic capital improvements and better manufacturing controls.
Selling, marketing, and administrative costs as a percentage of sales for the first quarter were 36.4% of sales compared to 37.2% in the same quarter last year. The improvement was due primarily to increased sales and lower employee-related costs as a percent of sales. This was achieved despite a significant increase in pension costs year over year. In the quarter, the company also invested more in advertising to support its Nature’s Own brand.
Depreciation and amortization expenses for the quarter remained relatively stable as a percent of sales compared to the prior year quarter despite an increase in both depreciation and amortization resulting from the acquisitions. Net interest income for the quarter was $3.0 million lower than last year’s first quarter due to higher interest expense on debt incurred in connection with the acquisitions made in the second half of 2008. The effective tax rate for the quarter was 36.6% as compared to 35.7% last year. This increase was the result of state tax benefits recorded in the prior year quarter and lower earnings of the company’s variable interest entity during the first quarter of this year as compared to the first quarter last year. The full-year tax rate is expected to be approximately 36.5%.

Operating margin for the quarter was $59.2 million, or 7.3% of sales, an increase of 9.4% over operating margin for the prior year quarter. EBITDA for the first quarter was $83.5 million, or 10.3% of sales, an increase of 11.3% over EBITDA for the first quarter of 2008.
Net cash provided by operating activities remained strong at $58.3 million for the quarter. The company invested $14.9 million in capital expenditure projects during the quarter, including continued construction of the Bardstown bakery, which began production in early May. During the quarter, shareholders received $14.0 million in dividend payments, marking the 26th consecutive quarterly dividend paid by Flowers Foods since its 2001 spin-off from Flowers Industries.
During the quarter, the company acquired 944,591 shares of its common stock under its share repurchase plan for $21.6 million, an average of $22.88 per share. Since the inception of the share repurchase plan, the company has acquired 21.8 million shares of its common stock for $346.1 million, an average of $15.88 per share. The plan authorizes the company to repurchase up to 30.0 million shares of common stock.
Fiscal 2009 Guidance
The company previously provided guidance for fiscal 2009, which will be a 52-week year compared to 53 weeks in fiscal 2008. Sales growth of 12.6% to 14.5% is expected, with recent acquisitions accounting for 7.0% to 7.5% of the increase. Therefore, sales for fiscal 2009 are expected to be $2.720 billion to $2.765 billion. For 2009, net income is expected to be 4.7% to 5.0% of sales, or $127.8 million to $138.3 million. With approximately 93.2 million average shares outstanding, earnings per share are expected to be $1.37 to $1.48, an increase of 7.0% to 15.6% over fiscal 2008.
Capital spending in fiscal 2009 is expected to be approximately $75.0 million, including the completion of the bread line at the new bakery in Kentucky as well as costs for maintenance and efficiency improvements in the company’s other bakeries.
“I have confidence in the experience of our team, the efficiency of our bakeries and our distribution systems, the quality of our product, and the strength of our brands,” Deese said. “We expect to deliver good earnings growth in 2009 as we continue to execute our strategies in the marketplace.”
The board of directors will consider the dividend at its regularly scheduled meeting. Any action taken will be announced following that meeting.

Conference Call
Flowers Foods will broadcast its first quarter 2009 conference call over the Internet at 10:30 a.m. (Eastern) on May 27, 2009. The call will be broadcast live on Flowers’ Web site, www.flowersfoods.com, and can be accessed by clicking on the webcast link on the home page. The call also will be archived on the company’s Web site.
Company Information
Headquartered in Thomasville, Ga., Flowers Foods is one of the nation’s leading producers and marketers of packaged bakery foods for retail and foodservice customers. Among the company’s top brands are Nature’s Own, Whitewheat, Cobblestone Mill, Blue Bird, and Mrs. Freshley’s. Flowers operates 39 bakeries that are among the most efficient in the baking industry. Flowers Foods produces, markets, and distributes fresh bakery products that are delivered to customers daily through a direct-store-delivery system serving the Southeast, Mid-Atlantic, and Southwest as well as select markets in California and Nevada. The company also produces and distributes fresh snack cakes and frozen breads and rolls nationally through warehouse distribution. For more information, visit www.flowersfoods.com.
*Information Resources, Inc. (a market research firm)
Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (e) fluctuations in commodity pricing, (f) our ability to fully integrate recent acquisitions into our business, and (g) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value. In addition, our results may also be affected by general factors such as economic and business conditions (including the baked foods markets), interest and inflation rates and such other factors as are described in the company’s filings with the Securities and Exchange Commission.
Investor Contact: Marta J. Turner, Executive VP/Corporate Relations, (229) 227-2348
Media Contact: Mary A. Krier, VP/Communications, (229) 227-2333

Flowers Foods
Consolidated Statement of Income
(000’s omitted, except per share data)

	For the 16 Week	For the 16 Week
	Period Ended	Period Ended
	04/25/09	04/19/08
Sales	$807,007	$676,707
Materials, supplies, labor and other production costs	429,462	349,971
Selling, marketing and administrative expenses	294,022	251,675
Depreciation and amortization	24,277	20,912

Income before interest and income taxes (EBIT)	59,246	54,149
Interest income, net	459	3,497

Income before income taxes (EBT)	59,705	57,646
Income tax expense	21,872	20,562

Net income	37,833	37,084
Less: Net income attributable to noncontrolling interest	(452)	(1,301)

Net income attributable to Flowers Foods, Inc.	$37,381	$35,783

Per share amounts:
Net income attributable to Flowers Foods, Inc.	$0.40	$0.39

Diluted weighted average shares outstanding	93,238	92,542

Flowers Foods
Segment Reporting
(000’s omitted)

	For the 16 Week	For the 16 Week
	Period Ended	Period Ended
	04/25/09	04/19/08
Sales:
Direct-Store-Delivery	$668,275	$553,881
Warehouse Delivery	138,732	122,826

	$807,007	$676,707

EBITDA:
Direct-Store-Delivery	$76,467	$69,349
Warehouse Delivery	18,870	12,981
Flowers Foods	(11,814)	(7,269)

	$83,523	$75,061

Depreciation and Amortization:
Direct-Store-Delivery	$19,537	$15,957
Warehouse Delivery	4,646	4,722
Flowers Foods	94	233

	$24,277	$20,912

EBIT:
Direct-Store-Delivery	$56,930	$53,392
Warehouse Delivery	14,224	8,259
Flowers Foods	(11,908)	(7,502)

	$59,246	$54,149

Note: During the second quarter of 2008, the company’s Tucker, Georgia operation was transferred from the Direct-Store-Delivery segment to the Warehouse Delivery segment. Prior year information has been reclassified to reflect this change for comparability purposes.

Flowers Foods
Condensed Consolidated Balance Sheet
(000’s omitted)

04/25/09
Assets
Cash and Cash Equivalents	$18,517

Other Current Assets	326,619

Property, Plant & Equipment, net	578,764

Distributor Notes Receivable (includes $12,357 current portion)	106,716

Other Assets	12,828

Cost in Excess of Net Tangible Assets, net	304,614

Total Assets	$1,348,058

Liabilities and Stockholders’ Equity
Current Liabilities	$234,407

Bank Debt (includes $15,000 current portion)	243,000

Other Debt and Capital Leases (includes $6,481 current portion)	29,240

Other Liabilities	180,527

Stockholders’ Equity	660,884

Total Liabilities and Stockholders’ Equity	$1,348,058

Flowers Foods
Condensed Consolidated Statement of Cash Flows
(000’s omitted)

For the 16 Week
Period Ended
04/25/09
Cash flows from operating activities:
Net income	$37,833
Adjustments to reconcile net income to net cash from operating activities:
Total non-cash adjustments	38,813
Changes in assets and liabilities	(18,305)

Net cash provided by operating activities	58,341

Cash flows from investing activities:
Purchase of property, plant and equipment	(14,889)
Other	737

Net cash disbursed for investing activities	(14,152)

Cash flows from financing activities:
Dividends paid	(13,960)
Stock options exercised	1,397
Income tax benefit related to stock awards	1,382
Stock repurchases	(21,616)
Decrease in book overdraft	1,440
Proceeds from debt borrowings	243,500
Debt and capital lease obligation payments	(257,779)

Net cash disbursed for financing activities	(45,636)

Net decrease in cash and cash equivalents	(1,447)
Cash and cash equivalents at beginning of period	19,964

Cash and cash equivalents at end of period	$18,517

Flowers Foods
Reconciliation of Net Income to EBITDA
(000’s omitted)

For the 16 Week
Period Ended
April 25, 2009
Net Income attributable to Flowers Foods, Inc.	$37,381
Net income attributable to noncontrolling interest	452
Income tax expense	21,872
Interest income, net	(459)
Depreciation and amortization	24,277

EBITDA	$83,523